Exhibit 10.7

DFB Healthcare Acquisitions Corp.	February 15, 2018
780 Third Avenue
New York, NY 10017

Re:	Deerfield Agreement

Gentlemen:

This letter (this “Letter Agreement”) is being executed and delivered in connection with the proposed underwritten initial public offering (the “Public Offering”) by DFB Healthcare Acquisitions Corp., a Delaware corporation (the “Company”) of units (the “Units”). The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the NASDAQ Capital Market.

The Company hereby agrees with Deerfield Private Design Fund IV, L.P. (“Deerfield”) as follows:

1.     The Company shall not consummate its initial Business Combination without the consent of Deerfield. Deerfield shall not unreasonably withhold such consent with regard to an initial Business Combination with a business primarily engaged in the healthcare industry, giving consideration to issues including but not limited to the potential regulatory, reputational or compliance impact to such party. The Company acknowledges that Deerfield does not intend to provide consent to any proposed business combination with a target that is not primarily engaged in the healthcare industry.

2.     Deerfield agrees that if the Company seeks stockholder approval of a proposed Business Combination for which Deerfield Private Design Fund IV, L.P. has granted consent, then in connection with such proposed Business Combination, Deerfield shall (i) vote any shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) owned by it in favor of such proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it in connection with such stockholder approval.

3.     As used herein, “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

4.     The Company hereby agrees and acknowledges that Deerfield, together with its affiliates, is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, Deerfield shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Deerfield in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of Deerfield to assist any such competitive Company, whether or not such action was taken as a member of the board of directors of such competitive Company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) Deerfield from liability associated with the unauthorized disclosure of the Company’s confidential information obtained from the Company in connection with its investment therein, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. The Company acknowledges that Deerfield is in the business of investing in both private and public companies and therefore reviews the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict Deerfield from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. The Company hereby agrees that Deerfield does not owe the Company a duty to refrain from trading securities in the public markets based solely on Deerfield’s access to or possession of the Company’s confidential information.

5.     This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.     This Letter Agreement shall be binding on the parties hereto and each of their permitted successors and assigns.

7.     This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.     Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[Signature Page follows]

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P.
General Partner

By:	J.E. Flynn Capital HIF, LLC
General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

Acknowledged and Agreed:

DFB HEALTHCARE ACQUISITIONS CORP.

By:	/s/ Richard Barasch
Name: Richard Barasch
Title: Chief Executive Officer

[Signature Page to Deerfield Agreement]